Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 19, 2019 relating to the consolidated financial statements and financial statement schedule of Pentair plc and subsidiaries, and the effectiveness of Pentair plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pentair plc and subsidiaries for the year ended December 31, 2018, and to the reference to us under the heading “Experts”  in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
May 30, 2019